Exhibit 10.8

OPTIMIX GROUP

TERMS AND CONDITIONS OF

SHARE OPTION INCENTIVE SCHEME

Terms and Conditions of the Share Option Incentive Scheme

1.	Interpretation

	Board	means the board of directors of The Grantor;

	Invitation	means the invitation letter by the Board to the Grantee to subscribe for the Option;

	Employer	means the subsidiary of The Grantor with whom the Grantee is employed by;

	Entitlement Date	means the Entitlement Date set out in Appendix I of the Invitation;

	Exercise Price	means the price per share payable by the Grantee on exercise of the Option to purchase the Shares set out in paragraph 6;

	Grantor	means Optimix Media Asia Limited, a company incorporated in the Cayman Islands and having its registered office at Floor 4, Willow House, Cricket Square, PO Box 2804, Grand Cayman KY1-1112, Cayman Islands and its correspondence address in Hong Kong at 1508 Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong;

	Grantee	the person named in the Invitation letter sent by the Board to subscribe for an Option;

	Option	means the option to purchase Shares upon the price and upon the terms and conditions contained in the Invitation and the terms and conditions contained herein;

	Optimix	means The Grantor;

	Group	means The Grantor and its subsidiaries;

	Option Exercise Notice	means the proforma option exercise notice set out in Schedule I;

	Shares	means ordinary shares of US$0.001 each in the share capital of The Grantor.

2.	Grant of Option	Upon acceptance of the Invitation by the Grantee, the Grantee shall be granted the Option.

3.	Exercise Period	The Option may be exercised during the Period set out in Appendix I of the Invitation.

4.	Exercise of Option	The Grantee may exercise the Option either in full or in part during the Exercise Period upon delivery of the Option Exercise Notice and payment of the Exercise Price.

5.	Allocation of Shares in the Grantor	a)	the Grantee shall be granted the number of Share set out in Appendix I of the Invitation to him/her.

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		b)	the total of shares under the Option which may be offered to a Grantee shall be at the sole and absolute discretion of the Board.

		c)	subject to discretion of the Grantor, the Option shall automatically lapse and be null and void in the event of death of the Grantee prior to the Grantee having exercised the Option, or in the event the Grantee ceasing to be employed by the Employer for any reason whatsoever prior to the Grantee having exercised the Option.

6.	Eligibility and Exercise Price

This Option is granted to the Grantee in consideration of the Grantee’s devotion to his/her Employer and exercise of the Option is subject to the Grantee continuing to be employed by the Employer and providing their services in a devoted manner.

The Exercise Price shall be the price set out in Appendix I of the Invitation.

7.	Incorporation of Invitation	The terms and conditions contained in the Invitation together with the Appendices shall be incorporated into and form part of the terms and conditions herein contained upon which the Option is granted to the Grantee.

The Invitation and these terms and conditions shall be viewed as one single document.

8.	Non-Transferability	a)	This Option is personal to the Grantee and is exercisable only by the Grantee personally during his/her lifetime whilst he/she is in the employment of his/her Employer.

		b)	This Option is non-transferable, non assignable and non-disposable and the Grantee may not at any time create or purport to create any encumbrances over the Option.

		c)	Any such transfer, assignment, disposal or encumbrance or purported encumbrance shall result in the automatic cancellation of the Option rendering the Option void.

9.	Exercise of the Option	a)	A Grantee shall be allowed to exercise the Options granted to him/her either in full or in part during the Exercise Period in such manner and subject to such conditions as stipulated here and in the Invitation (if any).

		b)	The Grantee shall notify the Grantor in writing of his/her intention to exercise the Option by using the Option Exercise Notice, or such other form of notice as may be prescribed by the Grantor from time to time during the Option Period in respect of all or any part of the Shares comprised in the Option. Any partial exercise of the Option shall not preclude the Grantee from exercising the Option as to the balance thereof, if any, at any time in the future but within the Exercise Period.

		c)	The Option shall automatically lapse and become null and void upon the expiry of the Exercise Period.

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		d)	Notwithstanding anything to the contrary, the Grantor shall have the right to suspend, at its discretion, the right of any Grantee who is being subjected to disciplinary proceedings to exercise his/her Options pending the outcome of such disciplinary proceedings, by serving on him/her of a notice to that effect. The right of suspension herein, may be exercisable by the Grantor upon such terms and conditions as the Grantor shall deemed appropriate having regard to the nature of the charges made or brought against such Grantee provided always that in the event such Grantee is subsequently acquitted of the charges which gave rise to such disciplinary proceedings, the Grantor shall reinstate the rights of such Grantee to exercise his/her Option. Provided that the Grantor shall not be liable to the Grantee for any loss as a result of any delay in exercising the Option.

10.	Rights attaching to the Shares	a)	The Shares to be allotted upon the exercise of the Option will, rank pari passu in all respect with the then existing issued and paid-up ordinary Shares of the Grantor, except that Shares so allotted will not entitle their holders to any right, dividend, and/or any other distributions which may have been declared, made or paid prior to the Entitlement Date or prior to the date of exercise of the Option by the Grantee. Shares issued, transferred or allotted to the Grantee will be subjected to all the provisions of the Articles of Association of the Company.

		b)	The Shares issued, transferred or allotted to the Grantee will not be subject to any retention period but is subject to restriction on transfer. All transfer or sale of Shares, prior to the Grantor being listed on a stock exchange, shall be restricted firstly to another shareholder of the Grantor, failing which to the Grantor. If the Grantee and the Grantor cannot come to agreement on the sale price, the sale price shall be independently evaluated by a third party agreeable by both parties; or the offer price in the event of a take-over or divestment of the Company, whichever is higher. Costs and expenses related to the valuation shall be shared equally between the Grantor and the Grantee.

11.	Rights of the Grantee	The Option shall not carry any right to vote at any general meeting of the Company. A Grantee shall not be entitled to any dividend, rights allotment or other entitlements on his unexercised Option.

12.	Termination of Employment	Save as otherwise expressly provided, an Option which has not been exercised by a Grantee shall lapse and become null and void and be of no further force and effect in any of the following circumstances:

		a)	in the event the Grantee ceasing to be employed by the Employer for any reason whatsoever, either before or during the Exercise Period; or

		b)	on the winding-up or liquidation of the Grantor or the Employer.

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Upon the termination of the Option pursuant to the above, the Grantee shall have no right to compensation or damages or any claim against the Company for any loss of any right or benefit or prospective right or benefit under this Option which he/she might otherwise have enjoyed, whether for wrongful dismissal or breach of contract or loss of office or otherwise howsoever arising from his/her ceasing to hold office or employment or from the suspension of his/her right to exercise his/her Options or his/her Options ceasing to be valid.

Notwithstanding the above, the Grantor, may at its discretion, allow an Option to remain exercisable after the Exercise Period for such period of time and on such terms and conditions as the Board shall deem fit if the cessation of employment of the Grantee occurs as a result of the following:-

		i)	retirement in accordance with the relevant scheme of service of the Company;

		ii)	ill-health, injury, physical or mental disability;

		iii)	retrenchment or redundancy;

		iv)	transfer to any company within the Group at the discretion of the Employer; or

		v)	any other circumstances acceptable to the Grantor.

13.	Take-Over	In the event of a take-over offer being made for the Shares of the Grantor, the Grantor shall use its best endeavours to procure that such take-over offer be extended to any Shares that may be allotted pursuant to the exercise of unexercised Options.

14.	Winding Up	All unexercised or partially exercised Options shall be automatically terminated and shall be null and void in the event that a resolution is passed or a court order is made for the winding-up of the Employer or the Grantor.

15.	Modification and/or amendment to the Scheme	The Grantor may at any time and from time to time amend or delete, in its discretion provided that the amendments and deletions made will not:-

		a)	prejudice any rights then accrued to any Grantee without the prior consent or sanction of the Grantee;

		b)	prejudice any rights of the shareholders of the Grantor without the prior approval of the Grantor’s shareholders in a general meeting; and

		c)	alter the benefit of the Grantee without the prior approval of the Grantor’s shareholders in a general meeting.

On making such amendments, the Grantor shall as soon as practicable notify the Grantee of such changes.

16.	Buy Back	The Grantor may at any time offer to buy back any Option granted to the Grantee, whether or not vested, upon such terms, conditions and price as the Grantor may determine (“Offer”).

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The Grantee, may, if he desires, but is not obliged to, accept such Offer from the Grantor.

17.	Option not a Term of Employment	a)	This Option shall not be confer or be construed to confer on a Grantee any special rights or privileges over his/her terms and conditions of employment with the Employer with whom the Grantee is employed.

		b)	This Option shall not constitute an employment with the Grantor or any member of the Group.

		c)	This Option does not grant any rights additional to any compensation for damages that the Grantee may normally be entitled to, arising from the cessation of such employment.

18.	No Compensation for Termination	No Grantee shall be entitled to any compensation for damages arising from the termination of any Option pursuant to the provisions of these conditions. Notwithstanding any provision of these conditions:-

		a)	this Option shall not form part of any contract of employment between the Grantor, the Employer or the Group and the Grantee. The rights of the Grantee under the terms of his/her office and/or employment with the Employer shall not be affected by his/her holding these Options, nor shall possession of the Option afford the Grantee any additional rights to compensation or damages in consequences of the termination of such office or employment for any reason;

		b)	this Option shall not confer on the Grantee any legal or equitable right or other rights under any other theory of law (other than those constituting the Options themselves) against the Employer or the Grantor, directly or indirectly, or give rise to any course of action in law or equity or under any other theory of law against the Employer, the Grantor or the Group;

		c)	no Grantee or his/her representatives shall bring any claim, action or proceeding against the Grantor or any other party for compensation, loss or damages whatsoever and howsoever arising from the suspension of his/her rights to exercise his/her Options or his/her Options ceasing to be valid pursuant to the provisions of the terms and conditions herein; and

		d)	the Grantor, the Employer or any member of the Group or any other party shall in no event be liable to the Grantee or representative or any other person or entity for any third party claim, loss of profits, loss of opportunity, loss of savings or any punitive, incidental or consequential damage, including performances of these terms and conditions or from any other cause whatsoever whether known or unknown, contingent, absolute or otherwise, whether based in contract, tort, equity, indemnity, breach of warranty or otherwise, whether pursuant to common law, statute, equity or otherwise even if the Grantor or any other party has been advised of the possibility of such damage and even if the limited remedy provided for is found to fail of essential purpose.

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19.	Severability	Any term, condition, stipulation or provision in these conditions which is illegal, void, prohibited or unenforceable shall be ineffective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such illegality, voidness, prohibition or unenforceability shall not invalidate or render illegal, void or unenforceable any other term, condition, stipulation or provision herein contained.

20.	Governing Law and Jurisdiction	These conditions shall be governed and construed in accordance with the laws of Hong Kong and the parties agree to the exclusive jurisdiction of the Courts of Hong Kong in all matters connected with the obligations and liabilities of the parties hereto under or arising out of this agreement.

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